FORM 10-Q
                                             SEPTEMBER 30, 1995


                                                  EXHIBIT 11


              American Power Conversion Corporation
                Computation of Earnings Per Share
                           (Unaudited)

                             Nine months Ended     Three months ended
                               September 30,         September 30,
                              1995       1994       1995       1994

 Primary:
 Weighted average
  shares outstanding     92,839,686  91,649,969  93,111,856  92,039,392
 Net effect of
  dilutive stock
  options and
  warrants based on
  the treasury stock
  method using
  the average market price  652,579   1,250,118     653,620   1,080,276
                         ----------  ----------   ---------  ----------
     Total               93,492,265  92,900,087  93,765,475  93,119,668

 Net Income             $52,779,799  48,349,069  17,129,440  19,190,259

 Per share amount             $0.56        0.52        0.18        0.21

 Fully Diluted:
 Weighted average shares
   outstanding           92,839,686  91,649,969  93,111,856  92,039,392
 Net effect of
  dilutive stock
  options and
  warrants based
  on the treasury
  stock method
  using the period
  end market price          450,946   1,194,072     450,946   1,194,072
                         ----------  ----------   ---------  ----------
     Total               93,290,632  92,844,041  93,562,802  93,233,464

 Net income             $52,779,799  48,349,069  17,129,440  19,190,259

 Per share amount             $0.56        0.52        0.18        0.21



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